General Growth Properties, Inc.
110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
News Release
FOR IMMEDIATE RELEASE

CONTACT:
David Keating
Director, Corporate Communications
General Growth Properties, Inc.
(312) 960-6325

GENERAL GROWTH PROPERTIES ANNOUNCES PLAN TO APPEAL CALIFORNIA VERDICT

Chicago, Illinois (November 13, 2007) – General Growth Properties, Inc. (NYSE: GGP) today announced immediate plans to seek review and appeal of $15 million in punitive damages awarded by a California jury as well as the previously announced $74 million verdict rendered last week.

Both decisions follow a claim made by Caruso Affiliated Holdings LLC involving Glendale Galleria, a California mall.  These damages allegedly resulted exclusively from delays to Caruso’s project related to a single restaurant tenant that now has a signed lease with Caruso.

The Company emphatically disagrees with the jury’s verdict and will pursue review and reversal through every available means.

ABOUT GGP
General Growth Properties, Inc. is one of the largest U.S.-based publicly traded real estate investment trust (REIT) based upon market capitalization.  General Growth has ownership interests in or management responsibility for a portfolio of approximately 200 regional shopping malls in 45 states, as well as ownership and management interest in shopping centers in Brazil and Turkey and ownership interests in master-planned community developments and commercial office centers in the U.S.  The Company’s portfolio totals approximately 200 million square feet and includes more than 24,000 retail stores.  General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP.  For more information, please visit http://www.ggp.com.

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